American Shared Hospital Services Reports Second Quarter 2019 Results

San Francisco, CA – August 13, 2019 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and six months ended June 30, 2019.

Recent Highlights

•
Total revenue in the second quarter was $5,197,000, a 0.5% increase vs. comparable period in 2018. Proton therapy revenue of $1,409,000 increased 3.4% quarter over quarter. Gamma Knife revenue of $3,600,000 increased 0.2% quarter over quarter due to a contractual adjustment related to Medicare reimbursement at one of the Company’s existing sites.

•
Total proton therapy fractions in the second quarter increased 8.6% quarter over quarter. The increase for the second quarter was the result of continuing increased awareness of the benefits of proton therapy treatment.

•	Net income in the second quarter was $31,000 vs. $287,000 in the comparable period in 2018. The decrease in net income was due to increased operating expense and selling and administrative costs.

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are encouraged by continued procedural gains in our Proton Therapy business, with Orlando Health – UF Health Cancer Center increasing treatments across indications. We remain optimistic about procedural share gains in this business, in line with traction on the therapeutic advantages of proton therapy. In Gamma Knife, the one-time business disruptions in the quarter that limited procedural volumes was resolved beginning July 2019. Excluding this, we are pleased to see the Gamma Knife business show signs of recovery, with sales up 0.2% from a year ago, aided in part by the opening of our Merrillville, Indiana facility early this year, and with positive impact from a Medicare contractual adjustment at one site. We continue to expect completion of ongoing upgrades to Icon at Kettering Medical in Ohio in second half 2019 and maintain our focus on driving business development in Proton Therapy.”

Financial Results for the Three Months Ended June 30, 2019

For the three months ended June 30, 2019, revenues increased 0.5% to $5,197,000 compared to revenues of $5,169,000 for the second quarter of 2018. Net income attributable to the Company for the second quarter of 2019 was $31,000, or $0.01 per share. This compares to net income attributable to the Company for the second quarter of 2018 of $287,000, or $0.05 per share.

Second quarter revenue for the Company's initial proton therapy system installed at Orlando Health in Florida increased 3.4% to $1,409,000 compared to revenue for the second quarter of 2018 of $1,363,000.

Revenue for the Company’s Gamma Knife operations increased 0.2% to $3,600,000 for the second quarter of 2019 compared to $3,594,000 for the second quarter of 2018. Excluding the benefit from a contractual adjustment for Medicare reimbursement, revenue for the Company's Gamma Knife operations decreased 11.0% to $3,200,000. The decline in Gamma Knife revenues was due to a contract labor dispute at one of the Company’s existing sites resulting in no procedures performed during the second quarter. An unfavorable payor mix at the Company’s retail sites also contributed to the decline.

Gross margin for the second quarter of 2019 decreased to $1,729,000 or 33.3% of revenue, compared to gross margin of $2,081,000 or 40.3% of revenue for the second quarter of 2018. This reflected an increase in costs of revenue, primarily attributable to depreciation expense and increased selling and administrative costs.

Net income for the second quarter of 2019 was $31,000, or $0.01 per share. The compares to net income attributable to the Company for the second quarter of 2018 of $287,000 or $0.5 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $2,465,000 for the second quarter of 2019, compared to $2,561,000 for the second quarter of 2018.

Financial Results for the Six Months Ended June 30, 2019

For the six months ended June 30, 2019, revenues increased 0.4% to $10,518,000 compared to revenues of $10,474,000 for the first six months of 2018.

Excluding treatments at two customer sites lost due to the expiration of their contract terms, the site that reported no procedures, and the contractual reimbursement for Medicare, Gamma Knife revenue decreased 1.8% for the first half of 2019 compared to the first half of 2018.

Proton therapy revenue increased 18.2% to $3,051,000 for the first half of 2019 compared to $2,582,000 for the first half of 2018.

Net income attributable to the Company for the first six months of 2019 was $301,000, or $0.05 per share. This compares to net income attributable to the Company for the first six months of 2018 was $677,000, or $0.12 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $5,175,000 for the first six months of 2019, compared to $5,238,000 for the first six months of 2018.

Balance Sheet Highlights

At June 30, 2019, cash, cash equivalents, and restricted cash was $2,256,000, compared to $1,792,000 at December 31, 2018. Shareholders' equity at June 30, 2019 was $31,754,000, or $5.46 per outstanding share. This compares to shareholders' equity at December 31, 2018 of $31,048,000, or $5.43 per outstanding share.

Conference Call and Webcast Information

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial 1 (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 48918178. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available until August 27, 2019 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 48918178# when prompted.

About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non‑invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems.

Safe Harbor Statement
This press release may be deemed to contain certain forward‑looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10‑K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the three months ended March 31, 2019, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 21, 2019.

Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:
American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

PCG Advisory Group, Investor Relations
Vivian Cervantes
P: 646-863-6274
vivian@pcgadvisory.com

American Shared Hospital Services
Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues	$5,197,000	$5,169,000	$10,518,000	$10,474,000
Costs of revenue	3,468,000	3,088,000	6,852,000	6,187,000
Gross margin	1,729,000	2,081,000	3,666,000	4,287,000
Selling & administrative expense	1,081,000	1,032,000	2,136,000	2,017,000
Interest expense	346,000	406,000	713,000	831,000
Operating income	302,000	643,000	817,000	1,439,000
Proceeds from investment in equity securities	-	22,000	-	22,000
Other income	4,000	4,000	8,000	9,000
Income before income taxes	306,000	669,000	825,000	1,470,000
Income tax expense	27,000	169,000	151,000	319,000
Net income	279,000	500,000	674,000	1,151,000
Less: Net income attributable to non-controlling interest	(248,000)	(213,000)	(373,000)	(474,000)
Net income attributable to American Shared Hospital Services	$31,000	$287,000	$301,000	$677,000

Income per common share:
Basic	$0.01	$0.05	$0.05	$0.12
Assuming dilution	$0.01	$0.05	$0.05	$0.12

American Shared Hospital Services
Balance Sheet Data

	6/30/2019	12/31/2018
Cash and cash equivalents	$2,256,000	$1,792,000
Current assets	$9,946,000	$9,946,000
Total assets	$55,567,000	$57,502,000

Current liabilities	$8,597,000	$9,474,000
Shareholders' equity	$31,754,000	$31,048,000

American Shared Hospital Services
Adjusted EBITDA

	June 30	June 30	YTD	YTD
	2019	2018	2019	2018
Net Income	$31,000	$287,000	$301,000	$677,000
Plus:
Income Tax Expense	27,000	169,000	151,000	319,000
Interest Expense	346,000	406,000	713,000	831,000
Depreciation and Amortization Expense	2,008,000	1,664,000	3,902,000	3,321,000
Stock-Based Compensation Expense	53,000	57,000	108,000	112,000
Proceeds from investment in equity securities	-	(22,000)	-	(22,000)
Adjusted EBITDA	$2,465,000	$2,561,000	$5,175,000	$5,238,000